Exhibit 23.7

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Bed Bath & Beyond, Inc. for the registration of up to 46,229,056 shares of its common stock and to the incorporation by reference therein of our report dated June 27, 2025 with respect to the consolidated financial statements of The Container Store Group, Inc. included in Bed Bath & Beyond, Inc’s Current Report on Form 8-K/A dated July 27, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
August 4, 2026